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                                  Exhibit 11.1
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                             Three Months        Six Months
                           Ended August 31,   Ended August 31,
                              1994      1993        1994       1993
                   (Dollar amounts in thousands, except per share data)
Primary

 Net earnings               $19,110   $46,059       $52,839   $89,356
 Preferred stock dividend
requirement                 -             168     -              732

 Net earnings applicable to
common stock                $19,110     $45,891    $52,839   $88,624


 Average shares outstanding
                             91,208      88,667     91,165    86,661
 Net effect of dilutive
stock options --
  based on the treasury
stock method
  using average market
price                           847       1,927        935     1,958

     Total average shares    92,055      90,594     92,100    88,619

 Per share amount             $0.21       $0.51      $0.57     $1.00


Fully diluted


 Net earnings applicable to
common stock                $19,110     $46,059    $52,839   $89,356


 Average shares outstanding
                             91,208      88,667     91,165    86,661
 Assumed conversion of
convertible preferred
  shares
                               -          1,957        -       3,912
 Net effect of dilutive
stock options --
  based on the treasury
stock method using
  the closing market price,
if higher than
  average market price          860       1,927         948     1,958

     Total average shares    92,068      92,551      92,113    92,531

 Per share amount             $0.21       $0.50       $0.57     $0.97